Exhibit 99.1
                                  ------------




DAUPHIN TECHNOLOGY, INC. ANNOUNCES MERGER AGREEMENT AMENDMENT

FOR IMMEDIATE RELEASE

SCHAUMBURG, IL, JULY 12, 2006 -- Dauphin Technology, Inc. ("Dauphin"), stock symbol "DNTK.PK", and GeoVax, Inc., a privately held biotechnology company based in Atlanta, Georgia, have signed an amendment to the Agreement and Plan of Merger executed on January 20, 2006 ("Merger Agreement"). The amendment reduces the amount of cash Dauphin is required to have as a condition of closing from $13,000,000 to $2,000,000. Dauphin has paid the required $2,000,000 to GeoVax to fulfill this condition. Dauphin will use its best efforts to raise the balance of $11 Million within 90 days after completion of the merger.

With the satisfaction of the $2 Million closing requirement, Dauphin has fulfilled its material closing obligations to date. Within the coming days, Dauphin will file an Information Statement with the Securities and Exchange Commission (SEC). Upon completion of the SEC's review and satisfaction of any remaining closing requirements, such as giving notice to Dauphin's shareholders, Dauphin and GeoVax will be in a position to complete the merger. The amendment also extends the time needed to satisfy these and other statutory requirements.

"We have concentrated our efforts on satisfying material closing conditions, including Dauphin majority shareholders' approval, financial reporting compliance and bringing the Company's reporting up to date. We are now down to administrative and regulatory tasks," said Andrew J. Kandalepas, Dauphin's CEO and Chairman. GeoVax President & Chairman, Don Hildebrand stated; "The advance of $2,000,000 prior to closing is a positive step towards accelerating the closing of the transaction. Our goal is to raise the balance of funds after the closing at a higher valuation to maximize existing shareholder value. Additionally, the $2,000,000 infusion of capital at this time allows GeoVax to meet commitments related to its ongoing AIDS vaccine human clinical trials and demonstrates Dauphin's ability to raise capital for GeoVax and Dauphin's commitment to closing the transaction."

For More Information, Contact:
     Dauphin Technology
     847-303-6566

Certain matters discussed in this news release are forward-looking statements involving certain risks and uncertainties including, without limitations, changes in product demand, the availability of products, change in competition, economic conditions, various risks due to changes in market conditions and other risks detailed in the Company's Securities and Exchange Commission filings and reports.